Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with a “[***]” where the information has been omitted from the filed version of the exhibit.

ASSET PURCHASE AGREEMENT

by and between

SIENTRA, INC.,

as Purchaser,

and

VESTA INTERMEDIATE FUNDING, INC.

as Seller

Dated as of November 7, 2019

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 7th day of November, 2019 (the “Effective Date”), by and between SIENTRA, INC., a Delaware corporation (“Purchaser”), and VESTA INTERMEDIATE FUNDING, INC., a Delaware corporation (“Seller”).

RECITALS

A. Prior to the Effective Date, Seller was engaged in the Implant Activities.

B. Purchaser desires to purchase, acquire and license from Seller (and Seller’s Affiliates), and Seller desires to sell, assign and license to Purchaser, certain assets and rights owned or used by Seller (and its Affiliates) that relate to the Implant Activities.

C. Capitalized terms used in this Agreement have the meanings set forth or referred to in Appendix A.

AGREEMENT

In consideration of the foregoing recitals, the representations, warranties, agreements and covenants set forth in this Agreement, and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1 Sale and Purchase of Assets. Except as set forth in Section 1.1(c), at the Closing, Seller shall (on behalf of Seller and its Affiliates to) sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller (and Seller’s Affiliates), all of Seller’s (and Seller’s Affiliates’) right, title and interest in, to and under the following assets and rights (the “Acquired Assets”), free and clear of any Encumbrances:

(a) all Intellectual Property owned by Seller (and Seller’s Affiliates) as of the Closing that relates exclusively to the Implant Activities, including such Intellectual Property described on Schedule 1.1(a), (collectively, the “Acquired Intellectual Property”), together with the rights of Seller (and Seller’s Affiliates) as of the Closing to sue for, to assert claims against, and to pursue remedies against past, present and future infringement or misappropriation of the Acquired Intellectual Property; provided, however, (i) Seller (and Seller’s Affiliates) shall have no obligation under this Agreement or otherwise to document, reduce to any tangible, digital or other form or medium, or physically convey, transfer or deliver to Purchaser, any Acquired Intellectual Property that was not documented or reduced to a tangible, digital or other form or medium by Seller prior to the Closing, which shall not be deemed to narrow the scope of the Acquired Intellectual Property, and (ii) the Acquired Intellectual Property shall not include any of Seller’s or any of Seller’s Affiliates’ rights or privileges relating to any privileged communications among Seller, any of Seller’s Affiliates or their respective legal counsel or any attorney, including any work-product created thereby;

(b) the Approvals described on Schedule 1.1(b) (the “Acquired Approvals”);

(c) the manufacturing equipment and spare parts described on Schedule 1.1(c) (the “Acquired Equipment”); provided, however, that title to, and ownership of, the Thermal Oxidizer referenced on Schedule 1.1(c) shall not be transferred at the Closing, but instead on the Thermal Oxidizer Transition Date as defined and provided in the Lease;

(d) the raw materials, work-in-process and finished goods inventory described on Schedule 1.1(d), including any finished goods manufactured by Seller from such raw materials and work-in-process after November 5, 2019 and prior to the Closing, but excluding such raw materials and work-in-process utilized by Seller in the ordinary course after November 5, 2019 and the Closing and any finished goods sold or delivered to Purchaser prior to the Closing (the “Acquired Inventory”);

(e) the contracts and purchase orders described on Schedule 1.1(e) and any license agreements for software or other technology incorporated in any of the Acquired Equipment (collectively, the “Acquired Contracts”);

(f) the prepaid expenses described on Schedule 1.1(f); and

(g) the books and records owned by Seller (and Seller’s Affiliates) as of the Closing to the extent relating to the Implant Activities, including the books and records described on Schedule 1.1(g) (the “Acquired Books and Records”); provided, however, the Acquired Books and Records shall not include any of Seller’s or any of Seller’s Affiliates’ rights or privileges relating to any privileged communications among Seller, any of Seller’s Affiliates or their respective legal counsel or any attorney, including any attorney work-product created thereby.

1.2 Intellectual Property License. At the Closing, Seller shall (on behalf of itself and its Affiliates) grant to Purchaser a non-exclusive, royalty-free, perpetual, irrevocable, assignable, sublicensable, and worldwide license on the terms set forth in Exhibit A (the “License Agreement”) to the Intellectual Property owned by Seller (and its Affiliates) as of the Closing that relates to, but that does not relate exclusively to, the Implant Activities (the “Licensed Intellectual Property”); provided, however, (i) Seller (and Seller’s Affiliates) shall have no obligation under this Agreement or otherwise to document, reduce to any tangible, digital or other form or medium, or physically convey, transfer or deliver to Purchaser, any Licensed Intellectual Property that was not documented or reduced to a tangible, digital or other form or medium by Seller or its Affiliates prior to the Closing, which shall not be deemed to narrow the scope of the Licensed Intellectual Property or Purchaser’s license rights to the Licensed Intellectual Property after the Closing, and (ii) the Licensed Intellectual Property shall not include any of Seller’s or any of Seller’s Affiliates’ rights or privileges relating to any privileged communications among Seller, any of Seller’s Affiliates or their respective legal counsel or any attorney, including any attorney work-product created thereby.

1.3 Retained Assets. Except for the Acquired Assets, the Licensed Intellectual Property, and the Intellectual Property licensed to Seller or any of its Affiliates under any Acquired Contract, neither Seller nor any of its Affiliates is selling, assigning, conveying, transferring, delivering or licensing, and neither Purchaser nor any of its Affiliates is purchasing, acquiring, accepting or licensing, any right, title or interest in, to or under any other asset, property or right owned or used by Seller or its Affiliates (collectively, the “Retained Assets”), including the Retained Assets described on Schedule 1.3.

1.4 Assumed Liabilities. At the Closing, Seller shall (and Seller shall cause its Affiliates to) assign, and Purchaser shall assume and agree to fully pay, perform or satisfy, as and when they become due, all obligations and liabilities of Seller (and Seller’s Affiliates) relating to:

(a) the Acquired Assets and the Implants that are incurred or arise after the Closing (but excluding the obligations and liabilities of Seller referred to in Section 1.5(b));

(b) the Acquired Contracts that are incurred or arise after the Closing; and

(c) the Transferred Employees as described on Schedule 1.4(c) (collectively, (a), (b) and (c) the “Assumed Labilities”).

1.5 Retained Liabilities. All obligations and liabilities of Seller (and its Affiliates) other than the Assumed Liabilities (collectively, the “Retained Liabilities”) shall be retained by Seller (and its Affiliates) and fully paid, performed or satisfied by Seller (or its Affiliates) as and when they become due. The Retained Liabilities include:

(a) (i) any income or other Tax obligations of Seller or its Affiliates, (ii) any Taxes relating, directly or indirectly, to the Acquired Assets or the Implant Activities, or the ownership, sale or lease of any of the Acquired Assets or the Implants, in each case attributable to any period (or portion of any period) ending prior to the Closing, and (iii) any Taxes arising with respect to any compensation or employee benefit obligations for Seller’s or its Affiliates’ employees or former employees arising prior to the Closing; and

(b) the obligations and liabilities of Seller under the Manufacturing Agreement and the Services Agreement as and to the extent described in the Termination and Release Agreement.

1.6 Consideration.

(a) In consideration of Seller (and Seller’s Affiliates) selling, assigning and licensing to Purchaser the Acquired Assets and the Licensed Intellectual Property, Purchaser shall pay to Seller Twenty Million One Hundred Sixty-Three Thousand Three Hundred Thirty-Five Dollars ($20,163,335) (the “Purchase Price”) and assume the Assumed Liabilities. The Assumed Liabilities shall be assumed by Purchaser at the Closing and the Purchase Price shall be paid by Purchaser to Seller as follows:

(i) Fourteen Million Dollars ($14,000,000) at the Closing (the “Closing Day Purchase Price Payment”) in immediately available funds by wire transfer to a bank account designated in writing by Seller to Purchaser no less than one (1) business day prior to the Closing Date; and

(ii) Three Million One Hundred Sixty-Three Thousand Three Hundred Thirty-Five Dollars ($3,163,335) on the second (2nd) anniversary of the Closing Date, and Three Million Dollars ($3,000,000) on the fourth (4th) anniversary of the Closing Date, in each case in immediately available funds by wire transfer to a bank account designated in writing by Seller to Purchaser no less than two (2) business days prior to the second (2nd) and fourth (4th) anniversaries of the Closing Date (the “Post-Closing Purchase Price Payments”); provided, however, that in the event that there is a Change of Control prior to the payment of any unpaid Post-Closing Purchase Price Payments, then as a condition precedent to the consummation of such Change of Control, Purchaser shall pay (or Purchaser shall cause the acquiror(s) or beneficiary(ies) to pay) all remaining unpaid Post-Closing Purchase Price Payments to Seller or its designee by wire transfer to a bank account designated in writing by Seller at or prior to the consummation of such Change of Control.

(b) In addition to the foregoing, (i) in the event that the closing price per share of Purchaser’s common stock (“Purchaser Common Stock”) as quoted on the Principal Market equals or exceeds [***] per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions or other recapitalizations after the date hereof (a “Recapitalization Event”)) at any time through November 7, 2023 (the “First Tranche Trigger Event”), then promptly after the First Tranche Trigger Event (and in any event within five (5) business days after the First Tranche Trigger Event) Purchaser shall issue to Seller 303,721 shares of Purchaser Common Stock (the “First Tranche Shares”), which First Tranche Shares shall be subject to the restrictions set forth in the Lockup Agreement, and (ii) in the event that the closing price per share of Purchaser Common Stock as quoted on the Principal Market equals or exceeds [***] per share (as adjusted for any a Recapitalization Event) at any time through November 7, 2023 (the “Second Tranche Trigger Event”), then promptly after the Second Tranche Trigger Event (and in any event within five (5) business days after the Second Tranche Trigger Event) Purchaser shall issue to Seller 303,721 shares of Purchaser Common Stock (the “Second Tranche Shares,” and together with the First Tranche Shares, the “Shares”), which Second Tranche Shares shall be subject to the restrictions set forth in the Lockup Agreement. Notwithstanding the foregoing, in the event that on or before November 7, 2023, there is a Change of Control, then immediately prior to the consummation of such Change of Control, Purchaser shall issue to Seller the First Tranche Shares (to the extent not already issued) and/or the Second Tranche Shares (to the extent not already issued). For clarity, any rights to receive Shares not already issued or issuable pursuant to this Section 1.6(b) as of 11:59 pm Pacific Time shall terminate as of such time on November 7, 2023 if the First Tranche Trigger Event and/or the Second Tranche Trigger Event has not occurred as of such time, nor has a Change of Control been consummated.

1.7 Purchase Price Allocation. The parties shall allocate the Purchase Price among the Acquired Assets in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended.

ARTICLE II

CLOSING

2.1 Closing Date. Consummation of the sale and purchase of the Acquired Assets, the license of the Licensed Intellectual Property, and the assignment and assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall occur via the electronic exchange of executed documents and other deliverables on the Effective Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.2 Deliveries at Closing.

(a) At the Closing, Seller shall deliver to Purchaser:

(i) the License Agreement, duly executed on behalf of Seller;

(ii) a Bill of Sale and Assignment in the form of Exhibit B, duly executed on behalf of Seller (the “Bill of Sale”);

(iii) an Assignment and Assumption Agreement in the form of Exhibit C, duly executed on behalf of Seller (the “Assignment and Assumption Agreement”);

(iv) a Real Property Lease in the form of Exhibit D, duly executed on behalf of Seller (the “Lease”);

(v) a Transition Services Agreement in the form of Exhibit E, duly executed on behalf of Seller (the “Transition Services Agreement”);

(vi) a Termination and Release Agreement in the form of Exhibit F, duly executed on behalf of Seller (the “Termination and Release Agreement”);

(vii) a Supply Agreement providing for the sale of silicone patches and silicone caps by Seller or its Affiliates to Purchaser in the Form of Exhibit G, duly executed on behalf of Seller (the “Supply Agreement”);

(viii) a Lockup Agreement in the form of Exhibit H, duly executed on behalf of Seller (the “Lockup Agreement”);

(ix) the Acquired Books and Records.

(b) At the Closing, Purchaser shall deliver to Seller:

(i) the Closing Day Purchase Price Payment in immediately available funds by wire transfer to a bank account designated in writing by Seller to Purchaser no less than one (1) business day prior to the Closing Date;

(ii) the License Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Lease, the Transition Services Agreement, the Termination and Release Agreement, the Supply Agreement and the Lockup Agreement (collectively, the “Ancillary Agreements”), each duly executed on behalf of Purchaser;

(iii) confirmation, in form and substance reasonably satisfactory to Seller, that Purchaser has bound the insurance policy attached hereto as Exhibit I with respect to the representations and warranties of Seller in Article III (the “R&W Insurance Policy”); and

(iv) a Wisconsin resale exemption certificate and a Wisconsin manufacturing exemption certificate in a form reasonably acceptable to Seller.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser that the statements contained in this Article III are accurate as of the Closing, except as disclosed in the Schedules hereto (the “Disclosure Schedules”). The Disclosure Schedules will be arranged in sections corresponding to the numbered sections and lettered subsections contained in this Article III, and the disclosure in any such section or subsection of the Disclosure Schedules shall qualify the corresponding representation or warranty in this Article III and any other such representation or warranty to which it is readily apparent on the face of such disclosure that such disclosure should apply.

3.1 Organization, Authority and Enforceability.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets and conduct the Implant Activities, and is duly qualified to do business and is in good standing as a foreign corporation in the State of Wisconsin. Seller is not in violation of any of the provisions of its certificate of incorporation or bylaws, except for such violations that would not be reasonably expected to have a Seller Material Adverse Effect.

(b) Seller has the requisite corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. Seller has the right to license the Licensed Intellectual Property to Purchaser as set forth in the License Agreement.

(c) This Agreement has been, and each Ancillary Agreement when executed and delivered will be, duly executed and delivered by Seller, and, assuming the due execution and delivery by Purchaser, constitutes, or will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(d) The execution and delivery of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, will not, (a) contravene, conflict with or result in any termination of or any new or additional limitations on Purchaser’s right, title or interest in or to any of the Acquired Intellectual Property or the Licensed Intellectual Property as a result of a written contract to which Seller is a party, (b) require Seller to grant to any Third-Party any right, option, or license with respect to any Acquired Intellectual Property, or (c) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) any applicable law in any material respect, (iii) any Acquired Approval, (iv) any Acquired Contract, or (v) any other written contract, permit or order or decree of any Governmental Body applicable to Seller, except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration, in the case of this subclauses (iii) and (v), that would not reasonably be expected to have a Seller Material Adverse Effect.

(e) Except as set forth on Schedule 3.1(e), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

3.2 Absence of Certain Changes. Since December 5, 2018, (a) there has been no Seller Material Adverse Effect or any event, change or effect that, individually or in the aggregate is reasonably expected to have a Seller Material Adverse Effect, (b) Seller has conducted the Implant Activities in the ordinary course of Seller’s business consistent with past practice, and (c) there has not occurred any sale or other disposition of any asset of Seller that was material to Seller’s conduct of the Implant Activities, other than Implant and Implant Activity related inventory in the ordinary course of Seller’s conduct of the Implant Activities, that would constitute an Acquired Asset if not sold or otherwise disposed of by Seller prior to the Closing.

3.3 Litigation. Except as set forth on Schedule 3.3, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened by or against Seller or any of its Affiliates that relates to the Implant Activities, the Acquired Assets, the Licensed Intellectual Property or the Transferred Employees. There is no judgment, injunction, decree or order against Seller or its Affiliates that relates to the Implant Activities, the Acquired Assets, the Licensed Intellectual Property or the Transferred Employees.

3.4 Intellectual Property.

(a) No Registered Intellectual Property. Neither Seller nor any of its Affiliates has filed any applications for the registration of any Acquired Intellectual Property or any Licensed Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any other patent office or copyright office anywhere in the world.

(b) Ownership. Seller is the sole and exclusive owner of, and has good and valid title to, the Acquired Intellectual Property and the Licensed Intellectual Property, free and clear of all Encumbrances. Seller has the sole and exclusive right to bring a claim or suit against a Third-Party for past, present or future infringement of each item of Acquired Intellectual Property. All Acquired Intellectual Property and Licensed Intellectual Property is fully transferable, alienable or licensable by Seller without restriction and without payment of any kind to any Third-Party. Since June 4, 2015 Seller has not transferred to any Third-Party ownership of any Intellectual Property that was, prior to such transfer, related to the Implant Activities.

(c) No Outbound Rights. Neither Seller nor any of its Affiliates has granted any Third-Party, including to any Affiliate of Seller, any options, rights or licenses with respect to any of the Acquired Intellectual Property, including any license, covenant not to assert or sue, or other immunity from suit, or any right of first refusal, or right of first negotiation, including any right or option to purchase or license any of the Acquired Intellectual Property.

(d) No Third-Party Intellectual Property. Except for (i) commercially available software, (ii) Third-Party Intellectual Property licensed to Seller under an Acquired Contract, and (iii) Third-Party Intellectual Property incorporated into equipment owned, leased or operated by Seller, other than the Acquired Equipment, neither Seller nor its Affiliates use any Intellectual Property owned by a Third-Party to conduct the following Implant Activities: (A) engineering, prototyping, assembling, measuring, processing and manufacturing the Implants, including dipping, sheeting, shaping, layering, filling, sterilizing, curing, and texturing the Implants, (B) quality control testing the Implants, and (C) labeling, packaging and storing the Implants. Neither Seller nor any of its Affiliates has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Third-Party by reason of ownership, use, exploitation, practice, sale or disposition of any Acquired Intellectual Property or Licensed Intellectual Property.

(e) No Challenges. Since June 4, 2015, (i) no Third-Party has challenged in a written notice received by Seller or, to Seller’s Knowledge, threatened to challenge Seller’s ownership of or title to any Acquired Intellectual Property or Licensed Intellectual Property or the validity or enforceability of any Acquired Intellectual Property or Licensed Intellectual Property, nor (ii) has any Third Party asserted or threatened Seller or its Affiliate in writing that any of the Implant Activities or any Acquired Intellectual Property or Licensed Intellectual Property violates, infringes, misappropriates, or unlawfully uses the Intellectual Property of any Third Party.

(f) Trade Secrets. Seller and its Affiliates have taken reasonable measures and precautions to protect and maintain the confidentiality of all confidential information, know-how, and trade secrets included in the Acquired Intellectual Property. No such confidential information, know-how or trade secrets that is of material value have been disclosed to any Third-Party without having such Third-Party execute a written agreement restricting the disclosure and use thereof. Seller has not received any written notice from any such Third-Party indicating that there has been any unauthorized use or disclosure of any confidential information, know-how, or trade secrets included in the Acquired Intellectual Property.

(g) No Infringement by Third-Parties. No Acquired Intellectual Property or Licensed Intellectual Property is being or has been infringed, misappropriated or violated by any Third-Party. Since June 4, 2015, Seller has not notified any Third-Party (including any demand letter, unsolicited offer to license or any cease and desist letter) or made any assertions to any Third-Party that such Third-Party is infringing, misappropriating or violating any Acquired Intellectual Property or Licensed Intellectual Property.

(h) No Infringement by Seller. The Acquired Intellectual Property, the Licensed Intellectual Property and Seller’s conduct of the Implant Activities do not violate, infringe, misappropriate, or unlawfully use the Intellectual Property of any Third-Party. Neither Seller nor any of its Affiliates has received a cease and desist letter related to Seller’s use of Third-Party Intellectual Property related to the Implant Activities. No Third-Party has notified Seller or any of its Affiliates in writing that Seller or its Affiliates requires a license to use any Third-Party’s Intellectual Property related to the Implant Activities. Neither Seller nor any of its Affiliates has received any unsolicited written offer to license any Third-Party’s Intellectual Property with respect to the Implant Activities.

(i) Employee and Contractor Agreements. All current and former employees, contractors and consultants of Seller and its Affiliates who are or were involved in the creation or development of any of the Acquired Intellectual Property or Licensed Intellectual Property have assigned or are obligated to assign to Seller or its Affiliates all right, title and interest thereof in any material Intellectual Property created by such employees, contractors and consultants. No current employee of Seller is in violation of any term of any such agreement.

(j) No Government Funding. No funding, facilities, resources or personnel of any Governmental Body or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Acquired Intellectual Property or Licensed Intellectual Property.

3.5 Systems. Seller has implemented and maintained, consistent with industry standard practices and its contractual obligations, all security and other measures necessary to protect all software, computer hardware (whether general or special purpose), platforms, peripherals, and other similar or related items of automated, computerized and/or software systems and any other information technology (IT) systems included in the Acquired Assets (the “Systems”) and from unauthorized access, use, modification, disclosure or other misuse. The Systems are in sufficiently good working condition.

3.6 Acquired Contracts. Seller has delivered to Purchaser a complete copy of each Acquired Contract. With respect to each Acquired Contract, assuming the due authorization, execution and delivery thereof by the other party or parties thereto: (a) such Acquired Contract is enforceable and in full force and effect with respect to Seller, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) such Acquired Contract will continue to be enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither Seller nor, to Seller’s Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Seller or, to Seller’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Acquired Contract. Except as set forth on Schedule 3.6, no prior consent of any party to an Acquired Contract is required for the consummation by Seller of the transactions contemplated hereby to be in compliance with the provisions of such Acquired Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Acquired Contract.

3.7 Environmental Matters.

(a) Except as set forth on Schedule 3.7, Seller and its Affiliates are and have been in compliance in all material respects with applicable Environmental Laws with respect to Seller’s conduct of the Implant Activities, and except for those matters which have been fully resolved without ongoing obligations or costs, there are no actions under Environmental Laws pending or, to Seller’s Knowledge, threatened against or affecting Seller’s conduct of the Implant

Activities or operation of the Acquired Assets. Except as set forth on Schedule 3.7, Seller has not received any written demands, claims, information requests or other notices (i) alleging noncompliance with or violation of Environmental Laws by Seller with respect to the Implant Activities or the Leased Property, or (ii) asserting against or seeking to impose on Seller any material liability, obligation or financial responsibility for any investigation, cleanup, removal, containment or any other remediation under any Environmental Law with respect to the Implant Activities or the Leased Property.

(b) Seller holds and maintains in full force and effect or has timely applied for all Environmental Permits required for Seller’s occupation of the Leased Property and conduct of the Implant Activities as currently conducted, and Seller’s ownership, operation and use of the Acquired Assets is in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits.

(c) Seller has not caused, permitted or contributed to a release of Hazardous Materials on the Leased Property, and Seller has not arranged by contract, agreement, or otherwise for the transportation, treatment or disposal of Hazardous Materials from the Leased Property or in connection with the Implant Activities, in each case that would reasonably be expected to result in any material liability of Seller under any Environmental Law. The Leased Property is not listed on, nor has it been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.

3.8 Real Property. There are no material adverse physical conditions affecting the premises that are being leased to Purchaser under the Lease (the “Leased Property”) or any of the facilities, buildings, component parts, other constructions, structures, erections, improvements or fixtures located on the Leased Property. Neither Seller, nor any Affiliate of Seller, has received written notice from any Governmental Body asserting that the Leased Property, or the use thereof by Seller in the conduct of the Implant Activities, is in violation of any applicable law. The facilities, buildings, component parts, other constructions, structures, erections and improvements on the Leased Property are in good condition and repair, subject to ordinary wear and tear.

3.9 Ownership of Acquired Assets.

(a) Seller owns the Acquired Assets free and clear of any Encumbrances.

(b) The Acquired Equipment is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of the Acquired Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(c) The Acquired Inventory consists of a quality and quantity usable and salable in the ordinary course of Seller’s business consistent with past practices.

(d) The Acquired Inventory delivered to Purchaser at the Closing shall consist of the raw materials, work-in-process and finished goods described on Schedule 1.1(d), excluding such raw materials and work-in-process described thereon that was utilized by Seller in the ordinary course after November 5, 2019 through the Closing and any finished goods delivered to Purchaser prior to the Closing.

3.10 Compliance With Laws. Except as set forth on Schedule 3.3 and Schedule 3.7, Seller has complied with, and is currently in compliance with, in each case in all material respects, and has not received any written notices of material violation with respect to, any applicable law or regulation with respect to Seller’s conduct of the Implant Activities, ownership or operation of the Acquired Assets, use of the Leased Property and employment of the Transferred Employees.

3.11 [***].

3.12 Approvals. All Approvals required for Seller to conduct the Implant Activities as currently conducted or for the ownership and use of the Acquired Assets and the Leased Property by Seller have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Approvals as of the date hereof have been paid in full. Schedule 3.12 sets forth all Approvals held by Seller and used in or required for its conduct of the Implant Activities (other than Approvals held by Seller as the provider of goods or services to Third-Parties or as the owner of, or landlord with respect to, the Leased Property and which Purchaser will not need, assuming for purposes of this parenthetical that Purchaser will conduct the Implant Activities after the Closing at the Leased Property). No event caused or permitted by Seller or its Affiliates has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Approval.

3.13 Absence of Unlawful Payments. Neither Seller nor any director, officer, employee or, to Seller’s Knowledge, agent or representative of Seller, in the conduct of the Implant Activities, has offered, authorized, made, paid or received any bribes, kickbacks, or other similar unlawful payments or unlawful offers or transfers of value in connection with obtaining or retaining business relating to the Implant Activities or to secure an unlawful advantage to or from any person, or otherwise committed, in the conduct or furtherance of the Implant Activities, any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq.

3.14 Tax Matters. Seller has timely filed all Tax Returns required to be filed by it with respect to the Implant Activities and the Acquired Assets, and each such Tax Return has been prepared in all respects in material compliance with all applicable laws and regulations. All Taxes for which Seller may have any liability as of the Effective Date (whether or not shown on any Tax Return) with respect to the Implant Activities and the Acquired Assets have been timely paid or accrued in full. Seller has properly classified all service providers involved in the Implant Activities as employees or independent contractors for Tax purposes and there have been no notices from or claims by any Governmental Body relating to such classification. There is no action, suit, taxing authority proceeding or audit with respect to any Taxes now in progress, pending or, to Seller’s Knowledge, threatened against or with respect to the Implant Activities or the Acquired Assets. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller with respect to the Implant Activities or the Acquired Assets.

3.15 Employee Matters.

(a) Except for the existence of accrued but unused or unpaid vacation benefits as set forth on Schedule 1.4(c), neither the execution and delivery of this Agreement nor any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, or any termination of employment or service with Seller in connection therewith will result in any required payment (including severance, golden parachute, bonus or otherwise) becoming due to any Transferred Employee.

(b) Seller (i) has provided, or will provide, all Transferred Employees with all wages, salaries, benefits and other compensation that is due to be paid to or on behalf of such employees prior to the Closing, and (ii) has withheld and reported, or will withhold and report, all amounts required by law to be withheld and reported with respect to such wages, salaries and other compensation to the Transferred Employees. Seller has no direct or indirect liability with respect to any misclassification of any person engaged in the Implant Activities as an independent contractor rather than as an employee or any misclassification of any Transferred Employee in terms of his or her exempt or non-exempt status under applicable wage and hour laws.

(c) No work stoppage or labor strike against Seller by employees engaged in the Implant Activities is pending or, to Seller’s Knowledge, threatened. To Seller’s Knowledge, there are no activities or proceedings of any labor union, labor organization or other employee collective group to organize any employees engaged in the Implant Activities. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees engaged in the Implant Activities.

3.16 Securities.

(a) Purchaser’s agreement to issue the Shares to Seller is being made in reliance upon Seller’s representation to Purchaser, which by Seller’s execution of this Agreement, Seller hereby confirms, that the Shares will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in any underwriting or similar capacity. Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

(b) Seller understands that the offer and sale of the Shares has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations in this Section 3.16. Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Shares indefinitely unless the offer and sale thereof is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(c) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller has had an opportunity to discuss Purchaser’s business, management, financial affairs and the terms and conditions of Seller’s investment in the Shares the offering of the Securities with the Company’s management and has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares.

3.17 Disclaimer of Representations and Warranties; Purchaser’s Acknowledgement.

(a) EXCEPT AS SET FORTH IN THIS ARTICLE III, SELLER IS SELLING, ASSIGNING, CONVEYING, TRANSFERRING AND DELIVERING ALL OF ITS RIGHT, TITLE AND INTEREST IN, TO AND UNDER THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES TO PURCHASER, AND SELLER IS LICENSING THE LICENSED INTELLECTUAL PROPERTY TO PURCHASER, AS OF THE CLOSING ON AN AS-IS, WHERE-IS BASIS WITHOUT ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES RELATING TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUFFICIENCY, CONDITION, ENFORCEABILITY, OPERATION, USE OR USEFULNESS OF THE ACQUIRED ASSETS OR THE LICENSED INTELLECTUAL PROPERTY, INCLUDING FURTHER WHETHER THE ACQUIRED INTELLECTUAL PROPERTY OR THE LICENSED INTELLECTUAL PROPERTY INFRINGES, MISAPPROPRIATES OR VIOLATES ANY INTELLECTUAL PROPERTY RIGHTS OF ANOTHER PERSON OR ENTITY. SELLER DISCLAIMS ALL REPRESENTATIONS, WARRANTIES, GUARANTEES AND STATEMENTS OF EVERY KIND, EXPRESS OR IMPLIED, RELATING TO THE ACTIVITIES OF SELLER AND ITS AFFILIATES, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, THE LICENSED INTELLECTUAL PROPERTY AND ALL OTHER MATTERS INVOLVING OR RELATING TO THE TRANSACTIONS CONTEMPLATED AND EFFECTED BY THIS AGREEMENT EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III. SELLER’S LIABILITY WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS ARTICLE III ARE SUBJECT TO THE LIMITATIONS AND OTHER TERMS SET FORTH IN SECTION 6.1(c).

(b) PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER SELLER NOR ANY OF ITS AFFILIATES HAS MADE ANY REPRESENTATION, WARRANTY, GUARANTEE OR OTHER STATEMENT OF ANY KIND, EXPRESS OR IMPLIED, RELATING TO THE ACTIVITIES OF SELLER, ITS AFFILIATES OR ANY SELLER REPRESENTATIVE, INCLUDING SELLER’S CONDUCT OF THE IMPLANT ACTIVITIES, THE IMPLANTS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, THE LICENSED INTELLECTUAL PROPERTY OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED AND EFFECTED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS (OTHER THAN THE SUPPLY AGREEMENT).

(c) THE LIMITATIONS, DISCLAIMERS AND ACKNOWLEDGMENTS IN THIS SECTION 3.17 SHALL NOT EXCULPATE SELLER FROM ANY LIABILITY TO PURCHASER TO THE EXTENT IT IS DETERMINED BY A COURT OF COMPETENT JURISDICTION THAT SUCH LIABILITY IS THE RESULT OF SELLER’S FRAUD WITH RESPECT THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE III.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller that the statements contained in this Article IV are accurate as of the Closing.

4.1 Organization, Authority and Enforceability.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has or will have all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets and conduct the Implant Activities, and is duly qualified to do business and is in good standing as a foreign corporation in the State of Wisconsin. Purchaser is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(b) Purchaser has the requisite corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Purchaser.

(c) This Agreement has been, and each Ancillary Agreement when executed and delivered will be, duly executed and delivered by Purchaser, and, assuming the due execution and delivery by Seller, constitutes, or will constitute, the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(d) The execution and delivery of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the certificate of incorporation or bylaws of Purchaser, or (ii) any applicable law.

(e) Except as set forth on Schedule 4.1(e), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by Purchaser in connection with the execution and delivery of this Agreement, the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

4.2 Encumbrances. To Purchaser’s Knowledge, there are no Encumbrances or any threatened Legal Proceedings related to or affecting the Implant Activities, the Acquired Assets or the Licensed Intellectual Property that have not been disclosed in the Disclosure Schedules. To Purchaser’s Knowledge (a) Seller’s representations and warranties in Sections 3.4(b) (first, second and third sentences thereof), 3.4(d), 3.4(e), 3.4(f) (second sentence thereof) 3.4(g), 3.4(h) (first sentence thereof) and 3.4 (i) are accurate, and (b) there are no facts, circumstances or occurrences that would reasonably be expected to result in any of Seller’s representations and warranties in such sections being inaccurate, in each case as qualified by the Disclosure Schedules.

4.3 Solvency. Purchaser is not Insolvent and will not be rendered Insolvent by any of the transactions contemplated or effected by this Agreement or the Ancillary Agreements.

4.4 Valid Issuance of Shares. The Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of restrictions on transfer, other than restrictions on transfer under the Lockup Agreement and applicable state and federal securities laws, and liens or Encumbrances created by or imposed by Seller, including any options, call, preemptive, subscription or similar rights. Assuming the accuracy of the representations of Seller in Section 3.16, the Shares will be issued in compliance with all applicable federal and state securities laws. Upon their issuance, the Seller will obtain good and valid title to the Shares. The issuance of the Shares does not require any vote or other approval or authorization of any holder of any capital stock of Purchaser.

4.5 Capital Stock. The authorized shares of capital stock of Purchaser consist of 200,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock. As of August 1, 2019, 49,291,645 shares of Purchaser Common Stock were issued and outstanding and no shares of such preferred stock were outstanding. All of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable.

4.6 SEC Documents; Absence of Certain Changes.

(a) Since December 31, 2018, Purchaser has filed with, or furnished to, as applicable, the Securities and Exchange Commission all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed with or furnished to, as applicable, the Securities and Exchange Commission by Purchaser (such documents filed or furnished since December 31, 2018, together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the “Purchaser SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Purchaser SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, as amended (to the extent then applicable), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements of Purchaser (including, in each case, any related notes thereto) contained in the Purchaser SEC Documents (i) was prepared in accordance with generally accepted account principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presents in all material respects, as applicable, the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of Purchaser’s and its subsidiaries’ operations and cash flows for the periods indicated (except (A) in the case of each of sub-clauses (i) and (ii), that Purchaser’s unaudited interim financial statements were subject to normal year-end and quarter-end adjustments, and subject to the absence of footnotes in such unaudited interim financial statements, and (B) in the case of clause (ii), for Purchaser unaudited pro forma financial statements filed in connection with a material acquisition).

(c) Since December 31, 2018 through the Closing Date, there has been no material adverse effect on the business, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Retained Assets. For a period of two (2) years following the Closing, Purchaser and Seller shall reasonably cooperate to identify any Retained Assets that are necessary for Purchaser to use the Acquired Assets and the Licensed Intellectual Property after the Closing to engage in the Implant Activities, and discuss the possibility of making such Retained Assets reasonably available to Purchaser for a reasonable period after the Closing for the limited purpose of Purchaser engaging in the Implant Activities on other terms and subject to other conditions mutually agreed upon by Purchaser and Seller in writing. Purchaser acknowledges that it may not be possible or reasonable for Seller to make such Retained Assets available to Purchaser, in which case Seller shall have no obligation or liability to Purchaser relating to this Section 5.1. [***].

5.2 Seller’s Employees.

(a) On the day immediately following the Closing Date, Purchaser shall deliver to each employee of Seller identified on Schedule 5.2(a) (the “Potential Employees”) written offers of employment with Purchaser to commence no later than November 8, 2019 (each, an “Employment Offer”). Each Potential Employee who accepts an Employment Offer shall be referred to herein as a “Transferred Employee.” Following the Closing, Purchaser shall permit the Transferred Employees to use the unused and unpaid vacation benefits described on Schedule 1.4(c) without any reimbursement, compensation or other payment from Seller or any of its Affiliates.

(b) As of the Closing Date, Purchaser shall provide each Transferred Employee with compensation and employee benefits that, in the aggregate, are at least as favorable as those provided to similarly situated employees of Purchaser, excluding the value of any equity security grants.

5.3 Employee Non-Solicitation. For a period of [***] following the Closing Date, Seller shall not actively solicit for employment or hire any employee, consultant or contractor of Purchaser or in any way interfere with the relationship between Purchaser and its employees, contractors and consultants, and Purchaser shall not actively solicit for employment or hire any employee, consultant or contractor of Seller or in any way interfere with the relationship between Seller and its employees, contractors or consultants; provided, however, neither party shall be prohibited from (a) soliciting or hiring any employee of the other party after such employee’s employment with the other party has been terminated; or (b) placing public advertisements or conducting other forms of general solicitation that are not specifically directed at the other party’s employees, or hiring any employee responding to such advertisement or general solicitation.

5.4 Transfer Taxes. Seller shall pay in a timely manner all personal property, sales, use and transfer Taxes, fees, assessments and charges (“Transfer Taxes”) resulting from or payable in connection with the transactions contemplated and effected by this Agreement and the Ancillary Agreements to the extent such Transfer Taxes are imposed on Seller by any legal requirement. Purchaser shall pay in a timely manner all Transfer Taxes resulting from or payable in connection with the transactions contemplated and effected by this Agreement and the Ancillary Agreements to the extent such Transfer Taxes are imposed on Purchaser by any legal requirement. Purchaser and Seller shall reasonably cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of law in connection with the payment of any such Transfer Taxes; provided, however, that the party required under law shall timely file any required Tax Returns for such Taxes.

5.5 Public Announcements. Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement or disclosure (a “Public Disclosure”) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither Purchaser nor Seller shall make any Public Disclosure without the prior written approval of the other, which will not be unreasonably conditioned, delayed or withheld; provided, however, that in no event shall the terms of this Section 5.5 prevent a party from timely making any Public Disclosure as may be required by applicable law or any applicable securities exchange requirement. For the avoidance of doubt, from and after the Closing, the terms of this Section 5.5 shall not apply to press releases, public statements or other disclosures by Purchaser or its Affiliates to the extent relating to Purchaser’s or its Affiliates’ ownership, operation or use of the Acquired Assets after the Closing or Purchaser’s or its Affiliates’ Implant related activities after the Closing.

5.6 Further Assurances. For a period of two (2) years following the Closing Date, each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting the consummation of this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements as and to the extent set forth herein and therein, including reasonable assistance with respect to obtaining any Approval required by Purchaser to conduct the Implant Activities after the Closing at the Leased Property.

5.7 Cooperation; Records and Documents; Privileged Communications.

(a) For a period of two (2) years following the Closing Date (the “Cooperation Period”) and for so long as a Cooperation Event commenced prior to expiration of the Cooperation Period is ongoing, if either party (the “Contesting Party”) is actively contesting, defending against, or undertaking any activity or internal investigation in preparation for or that may reasonably be expected to result in any Legal Proceeding involving the Contesting Party or its Affiliate (including any audit by a Governmental Body) in connection with or related to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing involving the Implant Activities and not involving or expected to involve an indemnification claim under Article VI (any such situation, a “Cooperation Event”), the other party shall (i) cooperate with the Contesting Party and its legal counsel in connection with such Cooperation Event, (ii) make available its personnel, and (iii) provide such testimony and access to its books and records, in each case as may be reasonable in connection with the Cooperation Event, at the sole cost and expense of the Contesting Party. The provisions of this Section 5.7(a) shall not be applicable in the case of any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction expected to result in any Legal Proceeding by Seller (or its Affiliates, successors or assigns) against Purchaser (or its Affiliates, successors or assigns) or by Purchaser (or its Affiliates, successors or assigns) against Seller (or its Affiliates, successors or assigns), including in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or if the application of such provisions would unreasonably or adversely affect the business or rights, privileges or other interests of the party (or its Affiliates, successors or assigns) otherwise required to comply therewith.

(b) During the Cooperation Period, Seller shall provide to Purchaser and its representatives, at Purchaser’s reasonable request (subject to applicable law and any limitations that are required to preserve any applicable privilege or third party confidentiality obligation), with copies, or, if required by applicable law, originals, of those records and documents in Seller’s possession related to the Implant Activities, the Acquired Assets, the Licensed Intellectual Property or the Assumed Liabilities (to the extent not already transferred to Purchaser) as are reasonably necessary for, and for the sole and exclusive purpose of, Purchaser’s preparation of financial statements, Tax Returns and audits. During the Cooperation Period, Purchaser shall provide to Seller and its representatives, at Seller’s reasonable request (subject to applicable laws and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), with copies, or, if required by applicable law, originals, of those records and documents covering any period prior to the Closing related to the Implant Activities or the Acquired Assets as are necessary for, and for the sole and exclusive purpose of, Seller’s preparation of financial statements, Tax Returns and audits.

(c) Notwithstanding the inclusion of any pre-Closing privileged communications among Seller, any of Seller’s Affiliates or their respective legal counsel, including any pre-Closing attorney work-product created thereby (collectively, “Pre-Closing Privileged Information”), in any Acquired Intellectual Property or Acquired Books and Records delivered to Purchaser in connection with this Agreement and the transactions contemplated hereby, such inclusion or delivery shall not be deemed to be a waiver of attorney-client privilege with respect to such Pre-Closing Privileged Information, Seller or its Affiliate shall retain the right to assert any privileges with respect thereto, and Purchaser shall refrain from using or relying on any Pre-Closing Privileged Information.

5.8 Assignment of Contracts and Permits.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to assign or transfer, or effect an assignment or transfer, of any Acquired Approval or Acquired Contract, or any claim or right or any benefit arising thereunder or resulting therefrom, if Seller has not obtained a required consent to the assignment or transfer thereof as of the Closing and an attempted assignment or transfer thereof without the consent of a Third-Party (including any Governmental Body) would constitute a breach or other contravention thereof or a violation of law or would in any way adversely affect the rights of Seller or Purchaser thereto or thereunder.

(b) As to any Acquired Contract or Acquired Approval referred to in Section 5.8(a), Seller agrees to continue to use its commercially reasonable efforts after the Closing to obtain any required consent(s). If, on the Closing Date, any such consent(s) is not obtained, or if an attempted transfer or assignment of any Acquired Approval or Acquired Contract would be ineffective or a violation of law or would impair Purchaser’s rights thereto or thereunder so that Purchaser would not receive all such rights, then Seller and Purchaser will cooperate in any lawful and commercially reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such Acquired Contract, and to the extent permitted under such Acquired Approval, and, in each case, not prohibited under applicable law, which will provide Purchaser the obligations and benefits of any such Acquired Approval or Acquired Contract, including subcontracting, licensing, sublicensing, leasing or subleasing to Purchaser any or all of Seller’s rights and obligations with respect to such Acquired Approval or Acquired Contract, and Seller and Purchaser shall comply with the terms of such arrangement. If and when such consents are obtained or such other required actions have been taken, the transfer of such Acquired Approval or Acquired Contract will be effected in accordance with the terms of this Agreement.

5.9 Confidentiality.

(a) From and after the Closing, notwithstanding any existing obligation to the contrary, including obligations in the Manufacturing Agreement or the Services Agreement, Purchaser shall have no obligations of confidentiality or limited use with respect to any Acquired Confidential Information.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates to, maintain the confidentiality and secrecy of the Acquired Confidential Information. A disclosure by Seller or any of its Affiliates of any of the Acquired Confidential Information (i) in response to an order by a court or Governmental Body; (ii) as otherwise required by applicable law; or (iii) necessary to establish any rights of Seller or its Affiliates shall not be considered to be a breach of this Section 5.9(b) by Seller; provided, however, that Seller provides prompt prior written notice, if legally permissible, thereof to Purchaser to enable Purchaser to seek a protective order or take similar action preventing the disclosure. From and after the Closing, Seller shall, and shall cause its Affiliates to, not use the Acquired Confidential Information for any purpose, except purposes authorized by Purchaser in writing, including the express authorization of Purchaser as set forth in the Transition Services Agreement. Seller shall take, at its sole expense, reasonable actions necessary to ensure that it and its Affiliates comply with the obligations set forth in this Section 5.9(b). Seller shall be liable for any failure by its Affiliates (or their representatives) to comply with the obligations set forth in this Section 5.9(b).

5.10 R&W Insurance Policy. From and after the Closing, Purchaser shall, and Purchaser shall cause its Affiliates, to refrain from amending or otherwise modifying the R&W Insurance Policy in any way that changes any of the insurer’s rights against or with respect to Seller or its Affiliates, including the insurer’s rights of subrogation.

5.11 Certain Securities Law Matters. Upon the request of Seller or any designee thereof, in connection with any sale of the Shares pursuant Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act (“Rule 144”), and subject to the restrictions of the Lockup Agreement, Purchaser will cooperate with Seller or such designee to facilitate the timely preparation and delivery of the Shares to be delivered to a transferee free of all restrictive legends. Upon the permitted sale or other transfer of any Shares (including subject to compliance with the Lockup Agreement), Purchaser shall deliver or cause to be delivered book-entry shares or certificates not bearing any restrictive legends representing the Shares, and cause such Shares to be issued in such denominations and registered in such names in accordance with the instructions delivered by Seller at least two (2) business days prior to any such permitted sale or other transfer of Shares and instruct any transfer agent and registrar of Shares to release any stop transfer orders in respect thereof. Purchaser will take any other commercially reasonable actions (excluding, for clarity, marketing efforts) as may be reasonably requested by Seller, at Seller’s reasonable expense, in order to expedite or facilitate the disposition of the Shares as permitted by the Lockup Agreement and Rule 144.

5.12 Reports Under Exchange Act by the Company. With a view to making available to Seller the benefits of Rule 144 and any other rule or regulation of the Securities and Exchange Commission that may at any time permit Seller to sell the Shares to the public without registration, Purchaser will:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(b) use reasonable best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and

(c) furnish upon request to the extent accurate, a written statement by Purchaser that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act.

5.13 Resale Registration Statement

(a) Purchaser will use commercially reasonable efforts to (i) file a resale registration statement pursuant to Rule 415 under the Securities Act with the SEC registering the resale of the Registrable Securities (the “Resale Shelf”) within 60 days of the Closing Date, (ii) have the Resale Shelf declared effective by the SEC as promptly as practicable after such filing and (iii) maintain the effectiveness of the Resale Shelf until such time as no Registrable Securities remain outstanding. Purchaser agrees to furnish to Seller such number of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, in order to facilitate the disposition of Registrable Securities. Purchaser agrees to take all commercially reasonable actions (excluding, for clarity, marketing efforts) as necessary and reasonably requested by Seller, at Seller’s expense, to expedite and facilitate disposition by Seller of Registrable Securities pursuant to the Registration Shelf.

(b) Notwithstanding Section 5.13(a):

(i) Purchaser shall not be required to file the Resale Shelf (or any amendment thereto) or, if the Resale Shelf has been filed but not declared effective by the SEC, request effectiveness of such Resale Shelf, or, if such Resale Shelf has been declared effective by the SEC, may suspend the use of any prospectus that is part of the Resale Shelf, for up to 60 calendar days from the date of the Suspension Notice (as defined below), by providing written notice to Seller if Purchaser shall have furnished to Seller a certificate signed by the Chief Executive Officer (or other authorized officer) of Purchaser stating that Purchaser’s Board of Directors has determined in its reasonable good faith judgment that the filing of the Resale Shelf (or any amendment thereto) or the request for effectiveness of such Resale Shelf should be delayed or the offer or sale of Registrable Securities pursuant to the Resale Shelf should be suspended (as applicable); provided that Purchaser may not invoke a delay or suspension pursuant to this Section 5.13(b)(i) for more than 60 calendar days in the aggregate in any 12 month period. Purchaser may invoke this Section 5.13(b)(i) only if Purchaser’s Board of Directors determines in good faith, after consultation with its legal counsel, that the filing of the Resale Shelf (or any amendment thereto), the request for effectiveness of such Resale Shelf or offer or sale of Registrable Securities pursuant to the Resale Shelf (as applicable) would reasonably be expected to: (A) have a material adverse effect on any proposal or plan by Purchaser or any of its subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other transaction involving Purchaser or any of its subsidiaries; or (ii) require premature disclosure of material non-public information (“MNPI”) that Purchaser has a bona fide business purpose for preserving as confidential; provided that a Suspension Event (as defined below) shall automatically expire upon the public disclosure of the information to which the MNPI relates.

(ii) In the case of an event that causes Purchaser to delay the filing or effectiveness of the Resale Shelf, or suspend the use of any prospectus that is part of the Resale Shelf, as set forth in Section 5.13(b)(i) (a “Suspension Event”), Purchaser shall give a notice to Seller (a “Suspension Notice”) of such delay or suspension and such notice shall state that such delay or suspension shall continue only for so long as the Suspension Event or its effect is continuing. Purchaser shall not include any MNPI in the Suspension Notice or otherwise provide such information to Seller unless specifically requested in writing. Seller shall not sell any Registrable Securities pursuant to the Resale Shelf at any time after it has received a Suspension Notice from Purchaser and prior to receipt of an End of Suspension Notice; provided that Seller may sell any Registrable Securities after receipt of a Suspension Notice so long as Seller has not received MNPI from Purchasers pursuant to any available exemption from registration under the Securities Act, including, without limitation, Rule 144 promulgated under the Securities Act. Seller may recommence sales pursuant to the Resale Shelf following further written notice to such effect (an “End of Suspension Notice”) from Purchaser, and such End of Suspension Notice shall be given by Purchaser to Seller promptly following the conclusion of any Suspension Event.

(iii) Notwithstanding any provision herein to the contrary, if Purchaser gives a Suspension Notice with respect to the Resale Shelf, Purchaser agrees that it shall:

(A) as promptly as practicable after Seller’s receipt of an End of Suspension Notice, if applicable, prepare a post-effective amendment or supplement to the registration statement or the prospectus or any document incorporated therein by reference, or file any required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(B) provide copies of any supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event.

(c) For purposes of this Section 5.13, “Registrable Securities” means the First Tranche Shares and Second Tranche Shares; provided, however, that as to any Registrable Securities, such securities shall irrevocably cease to constitute Registrable Securities upon the earliest to occur of:

(i) in the case of the First Tranche Shares, on the first day following November 7, 2023, in the event the First Tranche Trigger Event has not occurred;

(ii) in the case of the Second Tranche Shares, on the first day following November 7, 2023, in the event that the Second Tranche Trigger Event has not occurred;

(iii) the date on which such securities have been disposed of pursuant to the Resale Shelf;

(iv) the date on which all of such securities may be disposed of pursuant to Rule 144 of the Securities Act (provided that for purposes of this clause (iv), such date shall not be earlier than twelve (12) months after Purchaser issues such securities to Seller); and

(v) the date on which such securities cease to be outstanding.

ARTICLE VI

INDEMNIFICATION; REMEDIES

6.1 Indemnification and Reimbursement by Seller; Exclusive Remedy.

(a) Subject to the limitations and the other terms set forth in this Section 6.1, Seller shall defend, indemnify and reimburse Purchaser and its Affiliates against and for all claims, demands, causes of actions, expenses, damages, liabilities and losses (other than consequential, incidental, indirect, punitive or special damages or losses, and losses resulting from diminution in value or decrease in profits) actually and reasonably incurred by Purchaser or its Affiliates as a result of the failure of Seller to perform or comply with any agreement, covenant or obligation of Seller as set forth in this Agreement, the License Agreement, the Bill of Sale or the Assignment and Assumption Agreement, including Seller’s failure to pay, perform and satisfy the Retained Liabilities as and to the extent described in Section 1.5 (collectively, “Purchaser Losses”), whether or not involving a Third-Party Claim.

(b) The agreements, covenants and obligations of Seller set forth in this Agreement, the License Agreement, the Bill of Sale and the Assignment and Assumption Agreement shall survive the Closing and serve as a basis for defense, indemnification or reimbursement by Seller pursuant to Section 6.1(a) indefinitely unless a shorter period expressly applies to the performance of or compliance with any such agreements, covenants and obligations, in which case such shorter period shall apply.

(c) Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, the representations and warranties of Seller contained in Article III of this Agreement (i) shall terminate automatically as of, and shall not survive, the Closing, (ii) shall not result in any obligation or liability for Seller or its Affiliates or serve as the basis for or create any right or remedy against Seller or its Affiliates in the absence of Seller’s Fraud with respect to such representations and warranties, and (iii) shall not serve as the basis for any delay or excuse in the performance of or compliance with any of Purchaser’s agreements, covenants or obligations in this Agreement or any of the Ancillary Agreements. Neither Seller, its Affiliates nor any Seller Representative (collectively, the “Seller Releasees”) shall have any obligation or liability, for indemnification, reimbursement or otherwise, relating to, arising out of, or in connection with the representations and warranties of Seller set forth in Article III of this Agreement, including for, or in connection with, any claims, demands, causes of action, expenses, damages, liabilities or losses not covered by the R&W Insurance Policy, except to the extent such claims, demands, causes of actions, expenses, damages, liabilities or losses result from Seller’s Fraud with respect to such representations and warranties. Purchaser, for itself and on behalf of its Affiliates and their respective insurers (collectively, “Purchaser Releasors”), hereby unconditionally, forever and irrevocably waives all rights and remedies that Purchaser Releasors had, have or may have against any Seller Releasee, and hereby unconditionally, forever and irrevocably releases and discharges all Seller Releasees from all claims, demands, causes of action, expenses, damages, obligations, liabilities and losses that any Purchaser Releasors had, have or may have against any Seller Releasee, whether known or unknown, at law or in equity, in any way relating to, arising out of, or incurred in connection with the representations and warranties of Seller set forth in Article III of this Agreement, including the failure of any such representations or warranties to be complete or accurate, in whole or in part, except to the extent resulting from Seller’s Fraud with respect to such representations and warranties. Purchaser’s sole and exclusive recourse for any and all claims, demands, causes of action, expenses, damages, liabilities and losses relating to or arising out of the representations and warranties of Seller set forth in Article III of this Agreement (except to the extent resulting from Seller’s Fraud with respect to such representations and warranties) shall be to pursue recovery from the insurer of the R&W Insurance Policy, which recovery shall be subject to the terms, conditions and limitations set forth therein.

(d) [***].

(e) Purchaser’s and its Affiliates’ right to defense, indemnification and reimbursement from Seller pursuant to Section 6.1(a) is limited to, and constitutes Purchaser’s and its Affiliates’ sole and exclusive right and remedy against Seller, its Affiliates and their respective current or former directors, officers, employees, consultants and representatives (each a “Seller Representative”) with respect to, Purchaser Losses.

(f) No Purchaser Releasor shall have any rights or remedies, at law or in equity, including to make any claims for damages, against any Seller Releasee, and Purchaser, for itself and on behalf of all Purchaser Releasors, hereby unconditionally, forever and irrevocably waives all rights and remedies that any Purchaser Releasor had, has or may have against any Seller Releasee, and hereby unconditionally, forever and irrevocably releases and discharges all Seller Releasees from all claims, demands, causes of actions, expenses, damages, obligations, liabilities and losses that any Purchaser Releasor had, has or may have against any Seller Releasee, whether known or unknown, at law or in equity, in any way relating to, arising out of or incurred in connection with (i) the transactions contemplated or effected by this Agreement and the License Agreement, including Seller’s conduct in connection herewith or therewith, (ii) the Acquired Assets, the Assumed Liabilities and the Licensed Intellectual Property, including the ownership, operation and use of the Acquired Assets and the Licensed Intellectual Property prior to the Closing by Seller or its Affiliates or after the Closing by Purchaser, its Affiliates or their respective contract manufacturers, sub-contractors or similar Third-Parties acting on their behalf; (iii) the Implants and the Implant Activities, including the conduct of the Implant Activities prior to the Closing by Seller or its Affiliates or after the Closing by Purchaser, its Affiliates or their respective contract manufacturers, sub-contractors or similar Third-Parties acting on their behalf; and (iv) any other acts or omissions of any Seller Releasee prior to the Closing; provided, however, this Section 6.1(f) shall not apply to (A) Purchaser’s and its Affiliates rights under Section 6.1(a) of this Agreement; (B) the obligations and liabilities of Seller under Section 1.5(b) of this Agreement, including Purchaser’s and its Affiliates rights under the Termination and Release Agreement; (C) Seller’s Fraud in connection the representations and warranties of Seller set forth in Article III of this Agreement, as and to the extent expressly set forth in, and limited by the terms of, this Agreement; (D) Purchaser’s and its Affiliates rights under any of the Ancillary Agreements; (D) Purchaser’s and its Affiliates’ rights under the Tissue Expander Agreement; (E) the rights of Purchaser to seek specific performance under this Agreement; and (F) any act or omission of any Seller Releasee first occurring after the Closing.

(g) Consistent with the terms of this Section 6.1 (but without limiting Purchaser’s rights under Section 7.10), neither Purchaser nor its Affiliates may set off any expenses, damages, losses or other amounts constituting Purchaser Losses to which Purchaser or its Affiliates may be entitled against any amounts owed or payable by Purchaser to Seller or its Affiliates under this Agreement or any of the Ancillary Agreements.

6.2 Indemnification and Reimbursement by Purchaser; Non-Exclusive Remedy.

(a) Purchaser shall defend, indemnify and reimburse Seller and its Affiliates against and for all claims, demands, causes of actions, expenses, damages, liabilities and losses (other than consequential, incidental, indirect, punitive or special damages or losses, and losses resulting from diminution in value or decrease in profits, and fines and penalties) actually and reasonably incurred by Seller or its Affiliates as a result of: (i) the failure of any representation or warranty of Purchaser set forth in Article IV of this Agreement to be accurate as of the Closing; (ii) the failure of Purchaser to perform or comply with any agreement, covenant or obligation of Purchaser as set forth in this Agreement, the License Agreement, the Bill of Sale or the Assignment and Assumption Agreement, including Purchaser’s failure to pay, perform and satisfy the Assumed Liabilities as set forth in Section 1.4; (iii) the ownership, operation or use of any of the Acquired Assets or any of the Licensed Intellectual Property, including the sublicensing of any Licensed Intellectual Property, after the Closing by Purchaser, its Affiliates or their respective contract manufacturers, sub-contractors or other similar Third-Parties acting on their behalf; and (iv) the conduct of any of the Implant Activities after the Closing by Purchaser, its Affiliates or their respective contract manufacturers, sub-contractors or other similar Third-Parties acting on their behalf (collectively, “Seller Losses”), in each case whether or not involving a Third-Party Claim; provided, however, the foregoing clauses (iii) and (iv) shall not limit or otherwise affect either party’s or its respective Affiliates’ right to defense, indemnification or reimbursement from the other party or its Affiliates as and to the extent set forth in any Ancillary Agreement, the Tissue Expander Agreement or any other written agreement entered into between the parties at, as of or following the Closing. For the avoidance of doubt, and notwithstanding anything to the contrary, Purchaser’s obligations to defend, indemnify and reimburse Seller and its Affiliates against and for all Seller Losses pursuant to this Section 6.2(a) shall not be subject to any time (except as set forth in Section 6.2(e)) or monetary limitations.

(b) The representations and warranties of Purchaser set forth in Article IV of this Agreement, and the agreements, covenants and obligations of Purchaser set forth in this Agreement, the License Agreement, the Bill of Sale and the Assignment and Assumption Agreement, shall survive the Closing and serve as a basis for defense, indemnification and reimbursement by Purchaser pursuant to Section 6.2(a) indefinitely unless a shorter period expressly applies to the performance of or compliance with such agreements, covenants and obligations, in which case such shorter period shall apply.

(c) PURCHASER’S OBLIGATION TO DEFEND, INDEMNIFY AND REIMBURSE SELLER AND ITS AFFILIATES FOR ALL SELLER LOSSES SHALL APPLY EVEN IF SUCH SELLER LOSSES ARE THE RESULT OF THE ACTS, OMISSIONS OR OTHER CONDUCT OF SELLER, ITS AFFILIATES OR ANY SELLER REPRESENTATIVE PRIOR TO THE CLOSING, INCLUDING THE NEGLIGENCE THEREOF.

(d) Seller’s and it Affiliates’ right to defense, indemnification and reimbursement from Purchaser pursuant to Section 6.2(a) shall not constitute Seller’s or its Affiliates’ sole or exclusive remedy against Purchaser with respect to Seller Losses or any other claims, demands, causes of action, expenses, damages, losses or liabilities, and such right shall fully exist even if Seller, its Affiliates or any Seller Representatives are or were aware of any facts, circumstances, conditions or occurrences, or have or had access to any information that could serve as or form a basis for defense, indemnification or reimbursement from Purchaser pursuant to Section 6.2(a); provided that, for clarity, any dispute arising with respect to the transactions contemplated by this Agreement shall be subject to the governing law, venue and other provisions of Section 7.4.

(e) The representations and warranties of Purchaser set forth in Section 4.6 shall terminate effective as of immediately after the Closing.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed provided or given (a) on the date delivered by a national courier service as established by the sender with evidence obtained from the courier, (b) on the date sent by email as established by the sender with confirmation of transmission from the recipient, or (c) on the fifth (5th) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Purchaser, to:

Sientra, Inc.

420 S. Fairview Avenue, Suite 200

Santa Barbra, California 93117

Attn: [***]

Email: [***]

With a required copy to, which shall not constitute notice:

Sientra, Inc.

420 S. Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Attn: [***]

Email: [***]

If to Seller, to:

Vesta Intermediate Funding, Inc.

[***]

[***]

[***]

[***]

[***]

[***]

With a required copy to, which shall not constitute notice:

[***]

[***]

[***]

[***]

[***]

or to such other address or to the attention of such other person or persons as the recipient has specified by prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

7.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given, and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

7.3 Successors and Assigns. This Agreement may be assigned by either party without the prior written consent of the other party, provided that (i) the party assigning this Agreement shall provide the other party with written notice of such assignment within three (3) business days thereof, and (ii) the assignment of this Agreement shall not relieve the assigning party of its obligations hereunder or under any of the Ancillary Agreements. This Agreement shall be binding on, and inure to the benefit, of each party’s successors and assigns.

7.4 Governing Law. This Agreement (and all claims relating to or arising out of this Agreement) shall be governed by and construed in accordance with the laws of the State of New York, excluding that State’s choice-of-law principles. Both parties irrevocably consent and submit to the exclusive jurisdiction of the courts in New York County, New York, and the United States District Court for the Southern District of New York in connection with any litigation relating to or arising out of this Agreement, and both parties expressly waive any objection they have or may have as to personal jurisdiction, venue or convenient-forum status of any such courts collectively.

7.5 Counterparts. This Agreement may be executed in any number of counterparts, and either party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement and the Ancillary Agreements may be effected by means of an exchange of electronically scanned original signatures.

7.6 Third Party Beneficiaries. Except for any person or entity entitled to defense, indemnification or reimbursement pursuant to Article VII, including all Seller Releasees, this Agreement is solely for the benefit of the parties hereto and their respective permitted successors and assigns.

7.7 Entire Agreement. This Agreement and the Ancillary Agreements set forth the entire understanding of the parties with respect to the transactions contemplated hereby and thereby, and all previous agreements and understandings between the parties regarding the subject matter hereof and thereof, whether written or oral, are superseded by this Agreement and the Ancillary Agreements.

7.8 Captions. All captions and section headings contained in this Agreement, the Ancillary Agreements, and the schedules and exhibits hereto and thereto are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.9 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Specific Performance. Each party acknowledges that the other party may be irreparably harmed and that damages may not be an adequate remedy at law in the event any of the covenants or obligations of the other party set forth in this Agreement are not performed thereby as set forth herein. Accordingly, each party may seek and may be entitled to an injunction or injunctions to prevent breaches of such covenants or obligations or to enforce specifically the terms thereof.

7.11 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.

(b) The terms “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular Appendix, Article, Section, Exhibit, Schedule or provision of this Agreement.

(c) Reference in this Agreement to a “party” or the “parties” means Purchaser or Seller individually or Purchaser and Seller collectively, as the context requires.

(d) The word “or” when used in this Agreement shall be deemed to mean “and/or.”

(e) The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(f) When reference is made in this Agreement to an Appendix, Article, Section, Exhibit or Schedule, such reference is to an Appendix, Article, Section, Exhibit or Schedule to this Agreement, unless otherwise specified.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof or thereof.

[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers on the Effective Date.

PURCHASER

SIENTRA, INC.

/s/ Jeffrey Nugent
Signature

Jeffrey Nugent
Print Name

Chief Executive Officer
Title

SELLER

VESTA INTERMEDIATE FUNDING, INC.

/s/ Deborah A. Langer
Signature

Deborah A. Langer
Print Name

President
Title

Appendix A

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired Books and Records” has the meaning set forth in Section 1.1(g).

“Acquired Contracts” has the meaning set forth in Section 1.1(e).

“Acquired Approvals” has the meaning set forth in Section 1.1(b).

“Acquired Confidential Information” means trade secrets, know-how, confidential and proprietary information and data that relates exclusively to the Implant Activities, the Acquired Intellectual Property or the Acquired Books and Records and that is not publicly available.

“Acquired Equipment” has the meaning set forth in Section 1.1(c).

“Acquired Intellectual Property” has the meaning set forth in Section 1.1(a).

“Acquired Inventory” has the meaning set forth in Section 1.1(d).

“Affiliate” means: (a) with respect to Purchaser, any other person or entity directly or indirectly controlling, controlled by or under common control with Purchaser; and (b) with respect to Seller, The Lubrizol Corporation or any other person or entity directly or indirectly controlled by The Lubrizol Corporation or Seller. For purposes of this this definition, “control” (including, with correlative meaning, the term “controlled by”), as used with respect to any person or entity, means the direct or indirect ownership of more than fifty percent (50%) of the voting capital, or more than fifty percent (50%) of the voting power at general meetings, or the power to appoint and dismiss a majority of the board of directors or similar governing body, or otherwise to direct the activities, of such person or entity.

“Agreement” has the meaning set forth in the preamble of this Asset Purchase Agreement.

“Ancillary Agreements” has the meaning set forth in Section 2.2(b)(ii).

“Approvals” means permits, authorizations and approvals issued or granted by a Governmental Body.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Assumed Labilities” has the meaning set forth in Section 1.4(c).

“Bill of Sale” has the meaning set forth in Section 2.2(a)(ii).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Change of Control” means, with respect to Purchaser, the occurrence of any of the following: (i) a merger, consolidation, reorganization or similar transaction involving Purchaser and a Third-Party after the completion of which the stockholders of Purchaser immediately prior to the completion of such merger, consolidation, reorganization or similar transaction beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of either the surviving company in such merger, consolidation, reorganization or similar transaction or the person that controls the surviving company, (ii) the direct or indirect acquisition by any person or entity of more than fifty percent (50%) of the voting capital stock or securities of Purchaser, (iii) a sale, exchange or other transfer of all or substantially all of the assets, properties or rights of Purchaser or relating to the Purchaser’s business of developing, processing, manufacturing, packaging, distributing or selling breast implants, or other businesses, in a single or series of transactions; or (iv) the present members of Purchaser’s board of directors (or individuals selected by a majority of the present members of Purchaser’s board of directors) cease for any reason to constitute at least a majority of Purchaser’s board of directors. For purposes of this definition, “voting power” means the right to exercise voting power with respect to the election of directors or similar managing authority of Purchaser (whether through direct or indirect beneficial ownership of shares or securities of Purchaser or otherwise).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Day Purchase Price Payment” has the meaning set forth in Section 1.6(a)(i).

“Contesting Party” has the meaning set forth in Section 5.7(a).

“Cooperation Event” has the meaning set forth in Section 5.7(a).

“Cooperation Period” has the meaning set forth in Section 5.7(a).

“Dehumidifier Unit” has the meaning set forth in Section 5.1.

“Disclosure Schedules” has the meaning set forth in the preamble of Article III.

“Employment Offer” has the meaning set forth in Section 5.2(a).

“Encumbrance” means any lien, pledge, hypothecation, mortgage, security interest or similar type of encumbrance.

“End of Suspension Notice” has the meaning set forth in Section 5.13(b)(ii).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Environmental Law” means any Federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment, natural resources or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act, the Radiation Control for Health and Safety Act and any similar Federal, foreign, state or local Law.

“Environmental Permit” means any permit required by or issued by a Governmental Body pursuant to any applicable Environmental Law.

“Exchange Act” has the meaning set forth in Section 4.6(a).

“First Tranche Shares” has the meaning set forth in Section 1.6(b).

“First Tranche Trigger Event” has the meaning set forth in Section 1.6(b).

“Governmental Body” means any multi-national, supra-national, national, federal, state, local, municipal, domestic or foreign government authority, including any department, commission, bureau or agency thereof.

“Hazardous Materials” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, and (iii) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance or words of similar meaning and regulatory effect under Environmental Law (including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and byproducts, lead, pesticides, natural gas, and nuclear fuel) that is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise deleterious to living things or the environment.

“Implant Activities” means (i) engineering, prototyping, assembling, measuring, processing and manufacturing the Implants, including dipping, sheeting, shaping, layering, filling, sterilizing, curing, and texturing the Implants, (ii) quality control testing the Implants, (iii) labeling, packaging and storing the Implants, and (iv) distributing and selling the Implants.

“Implants” means the silicone gel-filled breast implants that were engineered, prototyped, assembled, processed or manufactured by Seller for, and sold to, Purchaser on or prior to the Closing pursuant to the Services Agreement or the Manufacturing Agreement.

“Insolvent” means with respect to a specified entity, that the sum of such entity’s debts and other actual and probable liabilities and obligations exceed the present fair saleable value of such entity’s assets.

“Intellectual Property” means all patents, patent applications, certificates of invention, invention disclosures, ideas, know-how, trade secrets, concepts, discoveries, inventions (whether or not patentable), procedures, protocols, technology, methods, processes, techniques, instructions, specifications, plans, designs, drawings, diagrams, models, documents, software, computer files, data, formulations, compositions, works of authorship, copyrights, copyrightable works (including all applications and registrations for each of the foregoing), and all other copyrights corresponding thereto throughout the world, including economic rights in copyrights, other proprietary, confidential and non-public information and other intellectual property recognized in any country or jurisdiction (excluding domain names, trademarks, service marks and trade names).

“Lease” has the meaning set forth in Section 2.2(a)(iv).

“Leased Property” has the meaning set forth in Section 3.8.

“Legal Proceeding” means any claim, demand, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel, whether domestic or foreign.

“License Agreement” has the meaning set forth in Section 1.2.

“Licensed Intellectual Property” has the meaning set forth in Section 1.2.

“Lockup Agreement” has the meaning set forth in Section 2.2(a)(viii).

“Manufacturing Agreement” means that certain Manufacturing Agreement between Purchaser and Seller effective as of March 10, 2017 pursuant to which Seller was engaged in certain Implant Activities prior to the Effective Date.

“MNPI” has the meaning set forth in Section 5.13(b)(i).

“Post-Closing Purchase Price Payments” has the meaning set forth in Section 1.6(a)(ii).

“Potential Employees” has the meaning set forth in Section 5.2(a).

“Pre-Closing Privileged Information” has the meaning set forth in Section 5.7(c).

“Principal Market” means the NASDAQ Global Select Market; provided, however, that in the event Purchaser Common Stock is not traded or listed on the NASDAQ Select Market, then the “Principal Market” means such other market or exchange on which Purchaser Common Stock is then principally listed or traded.

“Public Disclosure” has the meaning set forth in Section 5.5.

“Purchase Price” has the meaning set forth in Section 1.6(a).

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser’s Common Stock” has the meaning set forth in Section 1.6(b).

“Purchaser’s Knowledge” means, with respect to a fact, circumstance or occurrence, the knowledge of any individual referenced on Schedule A-I as of the Closing, and not the knowledge any such individuals could be expected to have after investigating such fact, circumstance or occurrence, which such individuals shall have no obligation to perform or undertake, or any deemed knowledge of such persons.

“Purchaser Losses” has the meaning set forth in Section 6.1(a).

“Purchaser Releasors” has the meaning set forth in Section 6.1(c).

“Purchaser SEC Documents” has the meaning set forth in Section 4.6(a).

“Retained Assets” has the meaning set forth in Section 1.3.

“Recapitalization Event” has the meaning set forth in Section 1.6(b).

“Registrable Securities” has the meaning set forth in Section 5.13(c).

“Resale Shelf” has the meaning set forth in Section 5.13(a).

“Retained Liabilities” has the meaning set forth in Section 1.5.

“R&W Insurance Policy” has the meaning set forth in Section 2.2(b)(iii).

“Rule 144” has the meaning set forth in Section 5.11.

“Second Tranche Shares” has the meaning set forth in Section 1.6(b).

“Second Tranche Trigger Event” has the meaning set forth in Section 1.6(b).

“Securities Act” has the meaning set forth in Section 3.16(b).

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Losses” has the meaning set forth in Section 6.2(a).

“Seller Material Adverse Effect” means any event, change or effect that has had, individually or in the aggregate, a material adverse effect on the Acquired Assets or Seller’s conduct of the Implant Activities, in either case, taken as a whole; provided, however, that none of the following events, changes or effects shall be deemed in and of themselves to constitute a Seller Material Adverse Effect: (A) political, economic, market, regulatory or legal conditions or general changes or developments in the industry in which the Implant Activities are conducted, (B) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether declared or not), national or international calamity or any other similar event, or (C) changes in applicable law or any applicable accounting or other regulations.

“Seller Releasees” has the meaning set forth in Section 6.1(c).

“Seller Representatives” has the meaning set forth in Section 6.1(e)

“Seller’s Fraud” means actual common law fraud together with an actual and knowing (as opposed to imputed or constructive) and intentional misrepresentation of fact with respect to the representations and warranties of Seller set forth in Article III of this Agreement, provided that such misrepresentation shall be deemed to exist only if an individual set forth on Schedule A-II made such misrepresentation of fact with actual knowledge of such misrepresentation with the express intention that Purchaser rely thereon to its detriment (as opposed to reckless or negligent indifference to the truth). For the avoidance of doubt, there can be no Seller’s Fraud with respect to any representation or warranty that is not set forth in Article III.

“Seller’s Knowledge” means, with respect to a fact, circumstance or occurrence, only the actual knowledge of any individual referenced on Schedule A-II as of the Closing, and not the knowledge any such individuals could be expected to have after investigating such fact, circumstance or occurrence, which such individuals shall have no obligation to perform or undertake, or any deemed knowledge of such persons.

“Services Agreement” means that certain Services Agreement between Purchaser and Seller effective as of June 4, 2015 (as amended) pursuant to which Seller provided certain services to Purchaser relating to the process for manufacturing certain breast implant products.

“Shares” has the meaning set forth in Section 1.6(b).

“Supply Agreement” has the meaning set forth in Section 2.2(a)(vii).

“Suspension Event” has the meaning set forth in Section 5.13(b)(ii).

“Suspension Notice” has the meaning set forth in Section 5.13(b)(ii).

“Systems” has the meaning set forth in Section 3.5.

“Tax” or “Taxes” means, whether disputed or not, any and all federal, state, county, local, foreign or other similar governmental charges, duties, impositions and liabilities including income, foreign withholding, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, escheat, unclaimed property, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other Taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto).

“Tax Returns” means any returns, declarations, reports, claims for refund, elections, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed, or which are required to be collected or retained by law, in each case in connection with the determination, assessment or collection of any Taxes or the administration of any laws or administrative requirements relating to any Taxes, and including any amendment thereof.

“Termination and Release Agreement” has the meaning set forth in Section 2.2(a)(vi).

“Third-Party” means a person or entity that is not a party to this Agreement.

“Third-Party Claim” means any claim against a person or entity entitled to indemnification pursuant to Article VI of this Agreement by a Third-Party.

“Tissue Expander Agreement” means the Manufacturing, Supply and Quality Agreement effective November 1, 2011 between Purchaser and Seller as amended and restated by that certain Amended and Restated Manufacturing Agreement between Purchaser and Seller effective as of November 7, 2019.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“Transferred Employee” has the meaning set forth in Section 5.2(a).

“Transition Services Agreement” has the meaning set forth in Section 2.2(a)(v).